                                                               Exhibit 15

Goody's Family Clothing, Inc.
Knoxville, Tennessee

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim consolidated financial information of Goody's Family Clothing, Inc. and subsidiaries for the periods ended August 2, 1997 and August 3, 1996, as indicated in our report dated August 21, 1997; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Reports on Form 10-Q for the quarters ended August 2, 1997 and August 3, 1996, is incorporated by reference in Registration Statements Nos. 33-32357, 33-51210, 33-68520, 333-00052 and 333-09595 on Form S-8 and 333-32409 on Form
S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration
Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
Deloitte & Touch LLP
Atlanta, Georgia
August 21, 1997